EXHIBIT 11

                            U.S.B. HOLDING CO., INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

          For the Three Years Ended December 31, 1999, 1998, and 1997

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(000's, except share amount)
                                                      1999          1998          1997
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
Numerator:

  Net Income                                         $16,685       $12,009       $11,499

  Less preferred stock dividends                          11            45            45
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  Numerator for basic and diluted earnings
    per common share - net income available to
    common stockholders                              $16,674       $11,964       $11,454
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Denominator:

  Denominator for basic earnings per
    common share - weighted average shares        15,879,730    15,493,765    15,331,962

  Effects of dilutive securities:

    Director and employee stock options              645,722     1,046,025     1,279,759

    Restricted stock not vested                        2,763        10,446        17,161
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Denominator for diluted earnings per common
  share - adjusted weighted average shares        16,528,215    16,550,236    16,628,882
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Basic earnings per common share                        $1.05         $0.77         $0.75

Diluted earnings per common share                      $1.01         $0.72         $0.69
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